Exhibit 99.1

Company Release – 7/21/16

First Priority Financial Corp. Reports a 16% Increase in Second Quarter 2016 Net Income

And 79% increase in Income to Common Shareholders Vs. Second Quarter 2015.

Malvern, Pa., July 21, 2016 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank, today reported a 16% increase in net income and a 79% increase in income available to common shareholders for the quarter ended June 30, 2016 versus the second quarter of 2015.

For the three months ended June 30, 2016, First Priority reported consolidated net income of $556 thousand, or $0.07 per basic and diluted common share, a 16% increase compared to $479 thousand, or $0.04 per basic and diluted common share in the second quarter of 2015. Earnings per common share are based on income available to common shareholders which increased 79% from $268 thousand for the second quarter of 2015 to $479 thousand in the current quarter, after preferred dividends which declined from $211 thousand to $77 thousand for these respective periods due to the repayment of $6 million of preferred stock during the first quarter of 2016. Income before income taxes totaled $812 thousand for the three months ended June 30, 2016, a 14% increase compared to $715 thousand earned in the second quarter of 2015. During the first quarter of 2016, net income was $531 thousand, or $0.05 per basic and diluted common share after preferred dividends totaling $177 thousand.

For the six months ended June 30, 2016, consolidated net income totaled $1.09 million, or $0.13 per basic and diluted common share, a 21% increase compared to $896 thousand, or $0.08 per basic and diluted common share for the same period in 2015. Income available to common shareholders increased 61% from $519 thousand for first six months of 2015 to $833 thousand in the current year, after preferred dividends which declined from $377 thousand to $254 thousand for these same respective periods. Income before income taxes totaled $1.58 million for the six months ended June 30, 2016, an 18% increase compared to $1.34 million earned in the same period in 2015.

David E. Sparks, Chairman and CEO, commented: “Our operating performance in the second quarter was sound and our balance sheet is strong. Our operating results include incremental interest expense resulting from the issuance of subordinated debt, utilized primarily to finance the repayment of $6 million of higher costing preferred stock, which reduced preferred dividends and positively impacted our return to common shareholders. At the end of the current quarter, book value per common share was $6.76 compared to $6.41 a year ago.” Sparks continued: “As of June 30, 2016, total assets were $507 million, loans outstanding totaled $418 million and total deposits were $411 million. During the current year, core deposits, excluding time deposits, grew $26.6 million, or 15.2%, reflecting increased efforts related to cash management and mobile banking as well as an increased focus on local public fund deposits. Additionally, the underlying credit quality of our loan portfolio continued to improve as reflected in non-performing loans and non-performing assets ratios, which were 0.21% of total loans and 0.51% of total assets, respectively, as of June 30, 2016.”

Balance Sheet and Capital Highlights:

•	Total assets were $506.9 million at June 30, 2016 compared to $546.5 million at December 31, 2015, a decrease of $39.6 million, or 7.3%. This decline primarily resulted from a reduction in investment portfolio balances of $61.5 million, partially offset by an increase in outstanding loans of $8.9 million and cash and cash equivalents of $15.1 million, primarily interest bearing deposit balances with other banks.

•	The investment portfolio totaled $53.1 million at June 30, 2016 compared to $114.6 million at December 31, 2015. During the first six months of 2016, the Company sold $6.3 million of state and municipal obligations in order to take advantage of favorable market conditions, resulting in gains from these sales totaling $339 thousand, and had $5.5 million of called securities. Also, as of December 31, 2015, the investment portfolio included $50 million of short-term investments, consisting of United States Treasury securities and Federal Home Loan Bank notes, which were purchased related to year-end tax planning strategies and subsequently matured in January of 2016. As of June 30, 2016 and December 31, 2015, $33.8 million and $94.7 million of investments, respectively, were classified as available for sale while $19.3 million and $19.9 million, respectively, were classified as held to maturity.

•	Loans outstanding were $418.1 million at June 30, 2016, an increase of $8.9 million, or 2.2%, from $409.2 million at December 31, 2015. During the first six months of 2016, loan growth consisted of new organic loan production of approximately $29 million while the Company experienced approximately $33 million in principal payments or unscheduled loan payoffs. Also included in the current year loan growth is $12.7 million from the purchase of performing residential real estate loans which were underwritten using similar standards as the Bank uses for its originated mortgage portfolio.

•	Deposits totaled $410.6 million at June 30, 2016 compared to $408.7 million at December 31, 2015, an increase of $1.9 million, or 0.5%. During the first six months of 2016, deposits increased in the following categories: non-interest bearing deposits: $5.6 million, or 12.3%; NOW accounts: $12.5 million, or 33.0%; and money market and savings accounts: $8.5 million, or 9.5%. These increases were offset by a decline of brokered time deposits of $15.0 million and retail time deposits of $9.7 million.

•	Total borrowings, consisting of Federal Home Loan Bank of Pittsburgh advances and subordinated debt, totaled $47.1 million at June 30, 2016 compared to $83.9 million at December 31, 2015 representing a decrease of $36.8 million, or 43.9%. This decline is reflected in lower short-term advances due to lower funding requirements resulting from a decline in overall assets partially offset by the $6 million redemption of preferred stock.

•	Total shareholders’ equity for the Company was $47.5 million at June 30, 2016, compared to $52.1 million at December 31, 2015. Included in total equity as of December 31, 2015 was $9.4 million of preferred stock, of which, as stated above, $6 million was redeemed in January 2016. The equity to assets ratio as of June 30, 2016 was 9.37%, book value and tangible book value per common share were $6.76 and $6.30, respectively, and tangible common equity to tangible assets was 8.16%.

Asset Quality Highlights:

•	The allowance for loan losses was $2.8 million as of both June 30, 2016 and December 31, 2015, respectively, which represented 0.67% and 0.68% of total loans outstanding as of each of these dates, respectively. Net charge-offs for the six months ended June 30, 2016 totaled $188 thousand compared to a net recovery of $3 thousand for the first six months of 2015.

•	Total non-performing loans were $877 thousand, or 0.21% of total loans outstanding at June 30, 2016 compared to $1.9 million, or 0.47% of total loans outstanding as of December 31, 2015. Non-performing assets totaled $2.6 million, or 0.51% of total assets, as of June 30, 2016 compared to $3.6 million, or 0.65% of total assets as of December 31, 2015.

Operating Results Highlights:

•	During the first half of 2016, operating results were impacted by the following items:

¡	For the three and six months ended June 30, 2016, the Company sold $3.8 million and $6.3 million, respectively, of state and municipal obligations in order to take advantage of favorable market conditions, resulting in gains from the sales totaling $104 thousand and $339 thousand for each of these respective periods.

¡	$91 thousand was included in operating expenses in the first quarter of 2016 related to the closing of the Bank’s Plumstead Office in June 2016 reflecting write offs of leasehold improvements and all remaining lease payments. Anticipated annual cost savings are approximately $200 thousand which will begin in the third quarter of 2016.

¡	The issuance of $9.5 million of 7% subordinated debt in November 2015 and the related redemption of $6 million of the Company’s 9% Preferred Stock in January 2016, impacted:

1)	An increase in interest expense, related to the subordinated debt issuance, totaling $174 thousand and $344 thousand for the three and six months ended June 30, 2016, respectively. This interest expense is tax deductible.

2)	A decrease in preferred dividends which specifically impacts income to common shareholders and is not tax deductible. For the first six months of 2016, these dividends declined $123 thousand from $377 thousand to $254 thousand when compared to the prior year. The dividend declared during the first quarter of 2016, totaling $177 thousand, was $100 thousand higher than the ongoing quarterly dividend of $77 thousand beginning in the second quarter of 2016, which resulted due to the timing of the redemption.

•	Net interest income totaled $4.06 million for the second quarter of 2016, an increase of $76 thousand, or 1.9%, from $3.99 million during the second quarter of 2015. When comparing these two periods, average interest earning assets increased $23.6 million, or 5.2%, compared to the second quarter of 2015, as average loans increased $33.3 million, or 8.7% offset by a decline in investment securities and other interest earning assets of $9.7 million, or 12.8%. The net increase due to the increased volume was partially offset by a decrease in net interest margin of 10 basis points from 3.50% to 3.40% in the current quarter compared to the prior year. The average rate on loans increased slightly by 5 basis points while the rate on investments increased 36 basis points resulting in an increase in the overall rate on total interest earning assets of 13 basis points. At the same time, the average cost of funds increased 29 basis points from 0.82% to 1.11% primarily due to the issuance of subordinated debt.

Net interest income for the first six months of 2016 totaled $8.01 million compared to $7.87 million for the same period of the prior year, an increase of $138 thousand, or 1.8%. Average interest earning assets increased $32.0 million, or 7.1% when comparing these periods. The rate on average earning assets increased 3 basis points while the average cost of funds increased 26 basis points which resulted in a decline in net interest margin of 18 basis points from 3.54% to 3.36%.

•	Non-interest income increased $40 thousand, primarily related to investment securities gains which totaled $104 thousand in the current quarter compared to none recorded in the second quarter of 2015. Wealth management fees, totaling $109 thousand, declined $65 thousand when comparing these same periods. For the six months ended June 30, 2016, non-interest income increased $243 thousand, as investment securities gains totaled $339 thousand in the current year, related to favorable market conditions, while none were recorded in the prior year. This positive impact was offset by a decline of $86 thousand in wealth management fees.

•	The provision for loan losses was $90 thousand and $200 thousand for the three and six months ended June 30, 2016, respectively, compared to $130 thousand and $250 thousand for the same respective periods in 2015. The level of provision is impacted by management’s analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans.

•	For the quarter ended June 30, 2016, non-interest expenses were $3.49 million, an increase of $59 thousand, or 1.7% from $3.43 million for the same period in 2015. This increase primarily reflects incremental staffing costs to enhance business development and marketing opportunities, partially offset by lower occupancy costs due to the closure of the Towamencin branch during 2015.

For the six months ended June 30, 2016, non-interest expenses were $6.96 million, an increase of $184 thousand, or 2.7% from $6.78 million for the same period in 2015. This increase primarily reflects the incremental staffing costs to enhance business development and marketing opportunities, increased healthcare benefit costs, the acceleration of costs related to the Plumstead branch closure booked in the first quarter of 2016 and a valuation adjustment recorded related to other real estate owned.

•	Income tax expense recorded for the three and six months ended June 30, 2016 totaled $256 thousand and $497 thousand, respectively, compared to $236 thousand and $441 thousand for the same respective periods in 2015. The effective tax rates for the three and six months of 2016 was 31.5% and 31.4%, respectively.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $507 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its seven offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Interest income	$5,154	$5,036	$4,761	$10,190	$9,415
Interest expense	1,093	1,086	776	2,179	1,542

Net interest income	4,061	3,950	3,985	8,011	7,873
Provision for loan losses	90	110	130	200	250

Net interest income after provision for loan losses	3,971	3,840	3,855	7,811	7,623
Non-interest income	326	409	286	735	492
Non-interest expenses	3,485	3,477	3,426	6,962	6,778

Income before income taxes	812	772	715	1,584	1,337
Federal income tax expense	256	241	236	497	441

Net income	$556	$531	$479	$1,087	$896
Preferred dividends	77	177	211	254	377

Income to common shareholders	$479	$354	$268	$833	$519

Basic earnings per common share	$0.07	$0.05	$0.04	$0.13	$0.08

Diluted earnings per common share	$0.07	$0.05	$0.04	$0.13	$0.08

Weighted average common shares outstanding:
Basic	6,503	6,496	6,446	6,499	6,446
Diluted	6,568	6,529	6,506	6,549	6,500
Net interest margin	3.40%	3.31%	3.50%	3.36%	3.54%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$20,981	$5,909
Investment securities	53,095	114,590
Loans receivable	418,069	409,153
Less: allowance for loan losses	2,807	2,795

Net loans	415,262	406,358
Premises and equipment, net	1,879	2,033
Bank owned life insurance	3,217	3,178
Deferred income taxes, net	2,928	3,543
Goodwill and other intangibles	2,997	3,035
Other assets	6,557	7,894

Total assets	$506,916	$546,540

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$410,635	$408,687
Federal Home Loan Bank of Pittsburgh advances	37,900	74,725
Subordinated debt	9,196	9,201
Other liabilities	1,684	1,836

Total liabilities	459,415	494,449
Shareholders’ equity	47,501	52,091

Total liabilities and shareholders’ equity	$506,916	$546,540

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands, except per share data)

	June 30,	December 31,
	2016	2015
Period End Balance Sheet Ratios:
Loan to deposit ratio	101.8%	100.1%
Equity to assets	9.37%	9.53%
Tangible common equity/Tangible assets	8.16%	7.30%
Book value per common share	$6.76	$6.58
Tangible book value per common share	$6.30	$6.11

Selected Asset Quality Balances:
Non-performing loans	$877	$1,933
Other real estate owned	1,733	1,633

Total non-performing assets	$2,610	$3,566

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	0.21%	0.47%
Non-performing assets as a percentage of total assets	0.51%	0.65%
Allowance for loan losses as a percentage of total loans	0.67%	0.68%

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